Exhibit 10.66

FIRST AMENDMENT (“AMENDMENT”) TO THE AGREEMENT FOR THE PAYMENT OF BENEFITS FOLLOWING TERMINATION OF EMPLOYMENT BETWEEN

VERADIGM INC. AND TEJAL VAKHARIA

WHEREAS, Veradigm Inc. (the “Company”) and Tejal Vakharia (“Executive”) previously entered into an Agreement for the Payment of Benefits Following Termination of Employment dated May 21, 2024 (the “Agreement”); and

WHEREAS, the Company and Executive now mutually wish to amend certain terms contained therein.

NOW THEREFORE, BE IT RESOLVED, that effective as of December 26, 2025 (the “Amendment Effective Date”), the Agreement is amended as follows:

Section 4(b) of the Agreement is amended to read as follows:

“(b) accelerate the vesting of any equity awards held by the Executive that were scheduled to vest in the twelve-month period immediately following the Date of Termination to become fully vested, exercisable or nonforfeitable as of the Date of Termination and to be distributed in accordance with the underlying equity award agreements; provided, that any vesting and/or distribution conditions that require the Company to become current with its reporting obligations under the Securities Exchange Act of 1934 shall be waived, including performance-based equity awards, which shall vest at target (or based on actual performance if determinable within such twelve-month period) (for the avoidance of doubt, any unvested equity that was scheduled to vest beyond the twelve-month period following the Date of Termination will be forfeited); and”

Except as provided herein, the Agreement remains in effect as drafted.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Amendment Effective Date.

EXECUTIVE

/s/ Tejal Vakharia

By: Tejal Vakharia

VERADIGM INC.

/s/ Donald Trigg

By: Donald Trigg

Title: Chief Executive Officer